Exhibit 10.9

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is made as of December 18, 2009 (the “Effective Date”) by and between Primoris Services Corporation, a Delaware corporation with offices in several States, including the State of Texas (“Buyer”), and Mike Killgore, an individual and employee of Company (as defined herein) that has offices in several States, including the State of Texas (“Seller”).

R E C I T A L S

A.            Buyer and Seller are parties to a Membership Interest Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), pursuant to which Buyer is acquiring all of the membership interests of James Construction Group, L.L.C., a Florida limited liability company (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B.            Seller beneficially owns a substantial percentage of the equity interests of the Company and, as a result, Seller will derive substantial financial benefit from the transactions contemplated by the Purchase Agreement.

C.            Following the consummation of the transactions contemplated by the Purchase Agreement, Buyer will engage in a business that provides site development, heavy civil construction, infrastructure construction projects, including highways and bridges, construction of industrial facilities, equipment installation, storages facilities, process piping, structural steel and maintenance services (the “Business”).

D.            It is a condition of Buyer’s obligations to consummate the transactions contemplated by the Purchase Agreement that Seller execute and deliver to Buyer a noncompetition agreement incorporating the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Agreement Not To Compete.

(a)           In order to protect the business of Buyer and any of its Affiliates (as defined below), commencing on the Effective Date and for a period of two (2) years after the date on which either Seller voluntarily terminates his employment with the Company or Seller is terminated by the Company for cause, as “Cause” is defined in the Employment Agreement by and between Company and Seller dated of even date herewith (the end of such two (2) year period being hereinafter referred to as the “Termination Date”):

(i)            Seller will not, within the following described Louisiana Parishes, and the States of Texas, Florida, Mississippi, Arkansas, Alabama and Georgia (the “Territory”), engage in, provide consulting services to, be employed by or have any interest in (whether as a proprietor, partner, director, officer, employee or stockholder) any corporation, general or limited partnership, association, limited liability company, sole proprietorship, trust or other entity or organization, other than Buyer or any of its Affiliates, which is engaged in a business that directly competes with the Business

PARISHES IN THE STATE OF LOUISIANA

Acadia	East Feliciana	Ouachita	Terrebonne
Allen	Evangeline	Plaquemines	Union
Ascension	Franklin	Point Coupee	Vermillion
Assumption	Grant	Rapides	Vernon
Avoyelles	Iberia	Red River	Washington
Beauregard	Iberville	Richland	Webster
Bienville	Jackson	Sabine	West Baton Rouge
Bossier	Jefferson	St. Bernard	West Carroll
Caddo	Jefferson Davis	St. Charles	West Feliciana
Calcasieu	Lafayette	St. Helena	Winn
Caldwell	Lafourche	St. James
Cameron	Lasalle	St. John the Baptist
Catahoula	Lincoln	St. Landry
Claiborne	Livingston	St. Martin
Concordia	Madison	St. Mary
De Soto	Morehouse	St. Tammany
East Baton Rouge	Natchitoches	Tangipahoa
East Carroll	Orleans	Tensas

; and

(ii)           Seller will not, directly or indirectly, at any time during the term of this Agreement (from the Effective Date through the Termination Date): (A) employ, or permit any company or business directly or indirectly controlled by Seller to employ, any person who is employed by Buyer or any entity controlling, controlled by or under common control with Buyer (an “Affiliate”); (B) interfere with or attempt to disrupt the relationship, contractual or otherwise, between Buyer or any of its Affiliates and any of their employees or consultants; (C) solicit or in any manner seek to induce any employee or consultant of Buyer or any of its Affiliates to terminate his or her employment or engagement with Buyer or any of its Affiliates; or (D) within the Territory, solicit any customers of Buyer or any of its Affiliates unless such solicitation is not related to the Business.

(b)           Notwithstanding Section 1(a) of this Agreement, Seller shall not be precluded from purchasing or owning stock in a publicly-held corporation if Seller’s holdings are less than two percent (2%) of the outstanding capital stock of such corporation and will not be precluded from owning an interest in Buyer.

2.             Acknowledgments of Seller.  Seller hereby acknowledges and agrees that:

(a)           this Agreement is necessary for the protection of the legitimate business interests of Buyer and its Affiliates;

(b)           the restrictions contained in this Agreement regarding geographical scope, length of term and types of activities restricted are reasonable;

(c)           the execution and delivery of this Agreement is a mandatory condition precedent to the consummation by Buyer of the transactions provided for in the Purchase Agreement;

(d)           Seller has no intention of competing with Buyer or any of its Affiliates with respect to the Business within the limitations set forth above; and

(e)           as an owner of the Company and through his ownership of the Company, Seller has received, either directly or indirectly, adequate and valuable consideration for entering into this Agreement.

3.             Extension; Equitable Relief; Fees and Expenses.

(a)           If Seller is determined by a court of competent jurisdiction to have violated the provisions of Section 1 hereinabove, the term described therein will be extended by that number of days which is equal to the aggregate number of days during which, at any time, Seller committed any such violation.

(b)           Seller stipulates and agrees that any breach of this Agreement by Seller will result in immediate and irreparable harm to Buyer and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Buyer could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, Buyer or any of its Affiliates shall have the right to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect Buyer or any of its Affiliates against, or on account of, any breach by Seller of the provisions of Section 1(a) of this Agreement without the proof of any actual damage caused to Buyer or any of its Affiliates.  Such right to equitable relief is in addition to all other legal remedies Buyer or any of its Affiliates may have to protect its rights.

(c)           Each party shall bear its own attorneys’ fees and expenses in any suit or proceeding initiated in connection with this Agreement.

4.             Severability.  The covenants, provisions and paragraphs of this Agreement are severable.  In the event that any portion of this Agreement is held to be illegal or unenforceable, in whole or in part, the same will not affect any other portion of this Agreement, and the remaining covenants, provisions and paragraphs or portions thereof, to the extent enforceable, shall, nevertheless, be binding and enforceable.  In furtherance and not in limitation of the foregoing, if any durational or geographic restriction or restriction on business activities covered under this Agreement shall be found by any court of competent jurisdiction to be overly-broad, and thus illegal or unenforceable, Seller and Buyer intend that such court will enforce this Agreement in any less broad manner the court may find appropriate by construing such overly-

broad provisions to cover only that duration, geographic area or business activities which may be enforceable.  The parties expressly agree that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law and/or equity.

5.             Amendments.  No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

6.             Successors In Interest.  This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, estates, heirs and personal representatives of the parties hereto (provided that the restrictions themselves shall not apply to the successors, assigns, estates, heirs and personal representatives of Seller).  Neither party may assign his or its rights or obligations hereunder without the prior written consent of the other party hereto.  Notwithstanding the foregoing, Buyer may assign its rights hereunder to any Affiliate or to any successor in interest to the entire business of Buyer or to substantially all of the assets of Buyer.

7.             Governing Law.  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the conflicts or choice of law provisions of any jurisdiction.

8.             Consent to Jurisdiction.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern  District of Texas, and the courts of the State of Texas located in Harris County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each party hereto consents to process being served in any such suit, action or proceeding by mailing a copy thereof via certified mail, return receipt requested, to such party at the address in effect for notices to it under Section 9 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8 shall affect or limit any right to serve process in any other manner permitted by law.

9.             Notices.  All notices or other communications given pursuant to this Agreement shall be given in accordance with Section 9.7 of the Purchase Agreement and, in the case of the Seller, shall be delivered as follows:

Mike Killgore

17653 Crossing Boulevard

Baton Rouge, LA 70810

10.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which when taken together shall comprise one instrument.

11.           Headings.  The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

BUYER:	Primoris Services Corporation,
a Delaware corporation

	By:	/s/ Brian Pratt

		Its:	CEO

SELLER:
/s/ Michael Killgore